Exhibit 99.1

Wellesley Bancorp, Inc. Announces Date of 2014 Annual Meeting of Shareholders

WELLESLEY, Mass.--(BUSINESS WIRE)--January 31, 2014--Wellesley Bancorp, Inc. (Nasdaq: WEBK) today announced that its annual meeting of shareholders will be held on Wednesday, May 21, 2014.

Wellesley Bancorp, Inc. is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer